Exhibit 99.1
PlanVista Amends Certain SEC Filings

    TAMPA, Fla.--(BUSINESS WIRE)--Nov. 26, 2003--PlanVista Corporation (OTC:PVST) yesterday filed amendments to its Form 10-K for the year ended December 31, 2002, as well as its Forms 10-Q for the quarters ended March 31, 2003 and June 30, 2003, for the restatement of its balance sheets. The amendments were made because of the determination that certain redemption features contained in the Company's Series C convertible preferred stock required that the Series C stock be reclassified to the temporary equity section of the balance sheets rather than permanent stockholders' deficit. As a result, stockholders' deficit, which increased by $(129,503,000), amounts to a deficit of $(143,682,000) as of September 30, 2003. The restatements have no effect on the Company's operations, earnings, or cash flows.
    This reclassification, which was previously reported in the Company's quarterly earnings press release dated November 11, 2003, has been properly reflected in the Company's recently filed Form 10-Q for the quarter ended September 30, 2003.

    PlanVista Solutions provides medical cost containment and business process outsourcing solutions to the medical insurance and managed care industries. Specifically, we provide integrated national preferred provider organization network access, electronic claims repricing, and network and data management services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators, health maintenance organizations, and other entities that pay claims on behalf of health plans. We also provide network and data management services to health care providers, such as individual providers and provider networks. Visit the Company's website at http://www.planvista.com.

    Caution Concerning Forward-Looking Statements:

    This press release includes forward-looking statements related to PlanVista that involve risks and uncertainties including, but not limited to, our ability to expand our client base; the success of our new products and services; our ability to maintain our current provider network arrangements; our ability to manage costs and comply with the terms of our senior credit facility; our ability to reduce and restructure debt; and our ability to maintain and update our information technology. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. Copies of these filings are available upon request from the Company's chief financial officer. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations.

    CONTACT: PlanVista Corporation, Tampa
             Bennett Marks, 813/353-2340